UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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LEE ENTERPRISES, INCORPORATED
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC. MNG INVESTMENT HOLDINGS, LLC STRATEGIC INVESTMENT OPPORTUNITIES LLC ALDEN GLOBAL CAPITAL LLC HEATH FREEMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Strategic Investment Opportunities LLC (“Opportunities”), together with the other participants named herein (collectively, the “Stockholder Group”), has filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2022 annual meeting of stockholders of Lee Enterprises, Incorporated, a Delaware corporation (the “Company”).

On February 16, 2022, representatives of the Stockholder Group shared the following statement with certain reporters:

Alden Global Capital affiliate today filed the following Preliminary Proxy to commence its “Vote No” campaign against two Lee Directors (https://www.sec.gov/Archives/edgar/data/58361/000119380522000348/e621345_prrn14a-lei.htm). Here is the relevant excerpt:

As a significant investor in American newspapers, with platforms including MediaNews Group, Inc. and Tribune Publishing Company, and as a long-term investor in the Company, we have demonstrated a long-standing commitment to investment in the local newspaper business and serving communities with robust independent journalism over the long term. We believe the Company and its news and information platform have untapped potential and, with the right enhanced strategy and improved leadership, can provide significant value for stockholders while improving the quality of journalism for readers and subscribers. Unfortunately, the current Board of Directors’ (the “Board”) decision to prioritize their own interests over the interests of the Company and its stockholders by invalidating our highly qualified director nominees confirms our belief that the current Board lacks the commitment to good corporate governance and has very little, if any, regard for the stockholder franchise.

Fortunately, we, as stockholders, have another voting platform at the Annual Meeting to demonstrate our severe dissatisfaction with the current Board and the highly problematic and value destructive status quo at Lee. Accordingly, we are seeking your support to vote AGAINST the re-election of Mary E. Junck and Herbert W. Moloney III as directors at the Annual Meeting, the two directors whom we believe are most responsible for the Company’s history of poor performance and poor governance. By voting AGAINST Ms. Junck and Mr. Moloney, stockholders will be sending a strong message to the Board that they are dissatisfied with the status quo and that meaningful Board and leadership changes are required at the Company.

Your vote AGAINST the election of these two incumbent directors will serve as a referendum on directors Moloney and Junck for their poor stewardship of stockholder value and unfair enrichment at our expense. Importantly, despite the Board’s best efforts to eliminate corporate democracy at this year’s Annual Meeting, we still have an important opportunity to have our voices heard.

We are seeking stockholder support to compel the resignations of Ms. Junck and Mr. Moloney for their lead roles in overseeing Lee’s poor corporate governance practices and the Company’s significant underperformance since the acquisition of Berkshire Hathaway’s BH Media Group publications. Ms. Junck and Mr. Moloney have each served on the Board for extremely long tenures of over 20 years, and have both been re-nominated by the Board in apparent contravention of the Company’s own director retirement policy set forth in its Corporate Governance Guidelines. In addition, on top of currently serving as Chair of the Board, Ms. Junck previously served as CEO and Executive Chair of the Company, while Mr. Moloney currently serves as lead independent director and as a member or Chair of each of the Board’s four main committees. Further, Ms. Junck also serves as Chair of the Executive Committee of the Board, which includes Mr. Moloney and President and CEO Kevin D. Mowbray. Given their positions on the Board and its committees, Ms. Junck and Mr. Moloney exercise a high degree of control over the Board and, when coupled with their excessively lengthy tenures, we believe Ms. Junck and Mr. Moloney should bear much of the responsibility for the Company’s underperformance and entrenched governance practices.

We note that the Company’s Corporate Governance Guidelines include a director retirement policy effective if a director would be age 70 or older at the time of the election, subject to waiver in “extraordinary circumstances”. Both Ms. Junck and Mr. Moloney will be at or past the retirement age at the time of the Annual Meeting, however, despite their re-nomination being in clear contravention of the Company’s own policies, the Company has decided to re-nominate both of these directors and has not provided a clear explanation as to what “extraordinary circumstances” warrant their continued service on the Board. This appears to be yet another tool for this entrenched Board to maintain the status quo in defiance of the stockholder franchise and we question the Board’s decision to re-nominate Ms. Junck and Mr. Moloney given the clear retirement policy set forth in the Company’s Corporate Governance Guidelines. We further question the ability of the Board to genuinely and independently review the merits of Ms. Junck’s and Mr. Moloney’s continued service given their high degree of control over the Board relating to their lengthy tenures and current positions on the Board’s key committees, and as Chairman and Lead Independent Director, respectively.

Further, we note that, based on publicly available information, neither Ms. Junck nor Mr. Moloney has personally purchased a single share of the Company for more than a decade, since 2011 and 2008, respectively. Instead, the vast majority of their LEE holdings were acquired via equity awards granted during their service as directors and/or employees. Accordingly, we question their continued personal commitment to the Company and whether their economic interests are truly aligned with and acting in the best interest of stockholders.

With long-tenured directors, like Ms. Junck and Mr. Moloney, occupying almost all of the leadership positions in the boardroom, we do not believe the Board is capable of providing appropriate independent oversight of management and serving its critical accountability function. For these reasons, among others, we believe stockholders should send a message to the Board by voting against Ms. Junck and Mr. Moloney at the Annual Meeting.

Under Lee’s Second Amended and Restated By-laws (the “Bylaws”), in an uncontested election of directors, each director’s election requires the vote of a majority of the votes cast with respect to that director. Of note, the Bylaws also contain a director resignation policy for uncontested elections, whereby any incumbent director up for re-election that doesn’t receive a majority of votes cast for their re-election must submit their resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

However, in yet another attempt to further entrench the Board, the Company has taken the position that, regardless of whether or not our nominees are eligible to stand for election, the election of directors at the Annual Meeting is “contested”, meaning directors are elected by a plurality of the votes cast and the director resignation policy does not apply. We cannot understand how the Company could make this determination that the election of directors is “contested” when the Company invalidated our director nominees more than two months ago on December 3, 2021. Under the plurality vote standard, with no opposition, Ms. Junck and Mr. Moloney would be re-elected to the Board even if they were to receive just one vote each. This flies in the face of best corporate governance practices and corporate democracy.

If our proxy solicitation results in any director failing to receive a majority of the votes cast for his or her election, then we believe it would clearly be inappropriate for any such director to continue to serve on the Board. In our view such director’s continued service on the Board would be an egregious violation of proper corporate governance, and in direct opposition to the will of the stockholders.

We urge you to carefully consider the information contained in the accompanying Proxy Statement and support our efforts by signing, dating and returning the enclosed BLUE proxy card today. The accompanying Proxy Statement and the enclosed BLUE proxy card are first being mailed to stockholders on or about ______, 2022.

If you have already voted for the Company’s nominees, you have every right to change your vote by signing, dating and returning a later dated BLUE proxy card or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Innisfree M&A Incorporated (“Innisfree”), which is assisting us, at its address and toll-free numbers listed below.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Alden Global Capital, LLC, together with the other participants named herein (collectively the “Stockholder Group”), has filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2022 annual meeting of stockholders of Lee Enterprises, Incorporated (the “Company”).

THE STOCKHOLDER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the solicitation are anticipated to be Strategic Investment Opportunities LLC (“Opportunities”), MNG Enterprises, Inc. (“MNG Enterprises”), MNG Investment Holdings, LLC (“MNG Holdings”), Alden Global Capital LLC (“Alden”) and Heath Freeman.

As of the date hereof, Opportunities directly beneficially owns 371,117 shares of Common Stock. MNG Holdings, as the managing member of Opportunities, may be deemed the beneficial owner of the 371,117 shares of Common Stock owned directly by Opportunities. MNG Enterprises, as the sole member of MNG Holdings, may be deemed the beneficial holder of the 371,117 shares of Common Stock owned directly by Opportunities. Alden, as the investment manager of funds that collectively hold a majority voting interest in MNG Enterprises, may be deemed the beneficial owner of the 371,117 shares of Common Stock owned directly by Opportunities. Mr. Freeman, as the President of Alden, may be deemed the beneficial owner of the 371,117 shares of Common Stock owned directly by Opportunities.